Release:    August 14, 2017
CP launches direct rail transportation service from Vancouver to Detroit
Calgary, AB - Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) today announced the launch of the most direct rail transportation service between Vancouver and Detroit, a service that extends CP’s reach and increases optionality and access to key markets for shippers.
Leveraging CP’s newest transload facility in Vancouver and its innovative live-lift operation at Portal, North Dakota to accelerate cross-border shipments, this new service can cut transit times from the West Coast to Detroit by as much as 48 hours compared with our nearest competitors.
“We’ve worked hard to reshape our footprint in the Vancouver area to improve efficiency and boost capacity for our customers,” said John Brooks, CP Senior Vice-President and Chief Marketing Officer. “And now, with our live-lift operation in Portal, we can expedite service and truly exploit the strengths of our network to provide unparalleled service and value in the Vancouver-to-Detroit lane.”
CP’s new service runs from Vancouver to Detroit seven days a week.
“CP recognizes our customers’ need to get their goods to the key markets of the U.S. as efficiently as possible,” said Hardy Pearson, Senior Vice-President for the Midwest and Northeast for Hapag-Lloyd. “Simply put, shorter transit times, a more fluid border crossing and near seamless movement through Chicago means not only lower costs but better, more consistent access to the right markets.”
The new up-and-running Vancouver transload operation is in an optimal location, co-located at CP’s carload and intermodal facility. It allows CP to utilize rail for movements between terminals and ports where others must rely on trucks, reducing traffic congestion in the Vancouver area and resulting in a lower cost, environmentally friendly, strategic advantage.
CP successfully started live lift operations at the Portal border crossing in the second quarter. The new service allows CP to lift single containers off of trains for inspection by customs authorities rather than having entire intermodal railcars – which can carry up to 15 containers – held up. This eliminates delays to containers not flagged for inspection, making it easier and faster for customers to do cross-border business in a lane where CP already offers the fastest transit times between Vancouver and the Twin Cities, Chicago and beyond.
To see a video of the Portal live-lift operation in action, click here.
From Detroit, CP now serves both the Port of Montreal and the Port of Vancouver daily in and out of its CP-controlled terminal. The seven-day-a-week service compliments CP’s terminal fluidity and capacity with over 17 acres to support our customers’ growth, including our empty annex adjacent to the Detroit terminal.
“We are proud to be working alongside our customers to find innovative total transportation solutions that increase efficiency, expands capacity and enhances value for all stakeholders, and this is just the beginning,” Brooks said.
About Canadian Pacific
Canadian Pacific Railway Limited (TSX:CP)(NYSE:CP) is a transcontinental railway in Canada and the United States with direct links to eight major ports, including Vancouver and Montreal, providing North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit www.cpr.ca to see the rail advantages of CP. CP-IR.

Contacts:

Media
Martin Cej
Tel: 403-319-7298
martin_cej@cpr.ca
alert_mediarelations@cpr.ca

Investment Community
Maeghan Albiston
Tel: 403-319-3591
investor@cpr.ca